Exhibit 10.7

SPONSORED RESEARCH AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (this “Agreement”), dated as of March [ ], 2015 (the “Effective Date”), between Mustang Therapeutics, Inc., a Delaware corporation (“Company”) having an address of 3 Columbus Circle, New York, NY 10019, and City of Hope National Medical Center and Beckman Research institute of the City of Hope, each a California non-profit public benefit corporation (collectively, “COH”) having an address of 1500 East Duarte Road, Duarte, California 91010-3000.

PRELIMINARY STATEMENT

Company has an interest in supporting research directed towards the identification of potential treatments for certain diseases in humans;

COH possesses skilled researchers and facilities suitable for research in the field of interest to Company; and

On even date herewith, COH and Company have entered into a license agreement pursuant to which, inter alia, COH granted Company certain rights to Patent Cooperation Treaty (PCT) application PCT/US2014/29109; (ii) PCT application PCl/US2014/28961; and (iii) U.S. Patent Application No. 62/053,068 as well as certain related patent rights (the “License Agreement”).

The Parties have agreed as to the terms and conditions on which COH shall conduct the Research (as hereinafter defined) under the direction of the Investigator (as hereinafter defined) and on the respective rights of the Parties with respect to the results of the Research.

TERMS AND CONDITIONS

In consideration of their mutual covenants set forth in this Agreement, Company and COH agree as set forth herein.

1.            DEFINITIONS

The following initially capitalized terms have the meanings set forth herein, unless otherwise expressly provided. Each meaning shall apply to both singular and plural forms of such capitalized terms as the context may require. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the License Agreement.

“Claim” has the meaning set forth in Section 9.2.

“COH Personnel” has the meaning set forth in Section 5.6.

“Company Contribution” means the financial contribution of Company as specified in Exhibit A. The Company Contribution may be amended from time to time hereunder upon written agreement by Company and COH to address changes in such Research or to address additional Research to be performed.

“Disclosing Party” has the meaning set forth in Section 6.2.

“Disclosure Report” has the meaning set forth in Section 5.5.

“Force Majeure” means, as to any person, any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining energy or other utilities, labor disputes of whatever nature or any other reason beyond the reasonable control of the person in question.

“Indemnitees” has the meaning set forth in Section 9.2.

“Investigator” means Dr. Stephen Forman, (“Dr. Forman”), or such other individual hereafter designated as the Investigator hereunder by COH and agreed to by Company.

“License Agreement” has the meaning set forth in the Recitals.

“Option Period” has the meaning set forth in Section 5.6.

“Party” means COH or Company, and “Parties” means COH and Company.

“Research” means the work to be performed by COH pursuant to the Research Plan.

“Research Plan” means any plan of work to be conducted at COH pursuant to this Agreement attached hereto as Exhibit B, as amended from time to time by the Parties.

“Results” has the meaning set forth in Section 5.4.

“Reviewing Party” has the meaning set forth in Section 6.2.

“Right of First Negotiation” has the meaning set forth in Section 5.6.

“Subject Inventions” shall mean patentable inventions or discoveries conceived and reduced to practice in the course of the Research by one or more employees or agents of C011, or by one or more employees or agents of Company, or jointly by one or more employees or agents of COH and one or more employees or agents of Company and for which a patent application is filed by or on behalf of COH that falls outside the Patent Rights.

“Term” has the meaning set forth in Section 11.1 below.

2.            CONDUCT OF THE RESEARCH

2.1           Research; Additional Studies. Commencing on the Effective Date, COH shall use reasonable efforts to conduct the Research in a manner consistent with the Research Plan. All research will be conducted by or under the supervision of the Investigator. The Parties shall discuss in good faith any modifications to the Company Contribution or the Research Plan that may be proposed by Company or COH. Such proposed modifications shall not become effective until agreed to in writing by Company and COH.

2.2           Cooperation. Company and COH shall work together collaboratively, with the objective of completing the Research on a timely basis and within the Company Contribution. To the extent reasonably required to perform the Research, COH shall permit personnel of Company, upon reasonable prior notice to COH and conditioned upon appropriate assurances of confidentiality and compliance with COH restrictions applicable to such facilities, to visit the COH facilities where the Research is being conducted.

3.            COH AND COMPANY RESOURCES

3.1           Personnel. Following the Effective Date, Company and COH will each take reasonable steps to make available suitably qualified personnel for the conduct of the Research. Company and COH shall each be responsible for all compensation, fringe benefits, reimbursement of expenses and withholding of governmental taxes and charges with respect to its personnel, and Company and COH shall each have the right to terminate any of its personnel involved in the Research in its discretion.

3.2           Equipment and Facilities. All equipment and facilities necessary to perform the Research shall be provided by COH without any cost to Company. Unless otherwise agreed by the Parties, any equipment purchased by COH in support of the Research and funded in whole or in part by the Company Contribution shall remain the property of COH, notwithstanding the termination of the Research.

4.            COMPANY CONTRIBUTION; PAYMENT

4.1           Company Contribution. Company shall not be obligated to pay any amounts for the conduct of the Research other than the Company Contribution.

4.2           Payments. Company shall make the Company Contribution to COH for the Research as set forth in Exhibit A. All such payments shall he made by bank wire transfer in accordance with the instructions agreed to by the Parties.

5.            RECORDS; REPORTS; OWNERSHIP OF DATA AND DOCUMENTS; INTELLECTUAL PROPERTY

5.1           Records. COH will maintain complete and accurate records of the conduct, status and progress of the Research in compliance with its standard internal practices as in effect during the Term of the Agreement and make such records available to Company during mutually convenient times during normal business hours upon reasonable advanced written notice.

5.2           Reports. On or before each anniversary of the Effective Date, COH will provide a written report to Company with respect to the Research. Such reports will be prepared in the standard format of COH, and will summarize the work performed on the Research during the prior year. A final written report shall be delivered by COH to Company within 30 days after the completion of the Research or the termination of this Agreement, whichever is earlier.

5.3           Personnel. Each Party shall obtain, or shall have obtained, from each of its personnel involved in the Research an agreement by which each of them assigns to such Party all of his or her right, title and interest in and to (a) any invention or discovery conceived or reduced to practice in the performance of the Research, and (b) all rights, including copyright rights, in and to any original work of authorship prepared in connection with the Research.

5.4           Ownership of Data and Documents. All reports, findings, data and supporting documentation, in whatever form (e.g., laboratory notebooks, original data, slides, photographs or computer records), that are prepared or generated solely by COH pursuant to this Agreement and that do not constitute Subject Inventions (collectively, the “Results”) shall be the sole property of COH; provided that Company may use the Results for any purpose after COH has published the Results, and until publication, the Company will treat and protect all results as COH Confidential Information.

5.5           Subject Inventions. Each Party shall promptly report to the other Party any Subject Invention, which report shall be accompanied by an invention disclosure that describes in reasonable detail the substance of the discovery or invention (a “Disclosure Report”). Inventorship of Subject Inventions will be determined in accordance with United States Patent Law. Ownership shall follow inventorship. All rights to Subject Inventions conceived solely by employees or agents of COH will belong solely to COH. All rights to Subject Inventions conceived solely by employees or agents of Company will belong solely to Company. All rights to Subject Inventions conceived jointly by employees or agents of COH and employees or agents of Company will belong jointly to COH and Company.

5.6           Right of First Negotiation.

(a)          COH hereby grants Company a right of first negotiation to obtain an exclusive, worldwide license to any Subject Invention to make, have made, use, offer for sale, sell and import Licensed Products and to perform Licensed Services, in the Field, in the Territory (“Right of First Negotiation”). Within six (6) months of receiving notice of any Subject Invention from COH (the “Option Period”), Company shall notify COH in writing if it is exercising its Right of First Negotiation. Upon exercise of the Right of First Negotiation by Company, the Parties shall promptly and in good faith negotiate the terms of an amendment to the License Agreement, which amendment shall provide that the Subject Invention are included the Patent Rights licensed under the License Agreement, provided, however, that:

(1)         if Dr. Forman and/or Dr. Brown are the sole inventors of a Subject Invention, as determined under the patent laws of the United States, no further compensation shall be due to Co1-1;

(2)         if a Subject Invention is invented solely by Dr. Forman and/or Dr. Brown in collaboration with other individuals affiliated with COH (“C01-1 Personnel”), the financial terms of the amendment shall be negotiated in good faith, provided that the additional compensation due to COH under the agreement shall not exceed:

License Provision	Additional Compensation
Up-Front Payment	$100,000
Annual License Maintenance Fee	$50,000
Milestone Event Milestone Payments	Same as Milestone Event Milestone Payments set forth in Section 4.7 of the License Agreement
Royalties	Same as Royalty Payments set forth in Section 4.8 of the License Agreement
Sublicense Revenues	Same as Sublicense Revenues set forth in Section 4.10 of the License Agreement
Equity	Additional 1% of Qualifying Stock then issued.

and

(3)         if a Subject Invention is invented solely by COH Personnel and one or more third parties (other than Company), and such collaboration is funded in-whole or in-part by Company, COH will exclusively license its interest in such Improvement, consistent with the financial terms in this Section 5.6, as applicable, and the License Agreement and COH will use good faith to assist Company in securing an exclusive license from such third party for such third party’s right in such Improvements.

In the event that Company fails to timely respond to COH’s notification of a Subject Invention or upon expiration of the Option Period, then the Right of First Negotiation shall expire and shall no longer be of any force or effect and COI-1 will thereafter be free to negotiate a license to such Subject Invention with a third party.

6.            PUBLICATION

6.1           The Parties acknowledge that results of the Research may be published or otherwise publicly disclosed. Without limiting the foregoing, but subject to Section 6.2, COH reserves the right to publicly disclose the results of the Research. In connection with a publication, COH agrees to abide by the policies of journals in which the publications will appear on such matters as the public release or availability of data or biological materials relating to the publication. Authorship of results of the Research will be determined in accordance with academic standards and custom. Proper acknowledgment will be made for the contributions of each Party to the results of the Research being published.

6.2           The Party proposing a public disclosure (the “Disclosing Party”) will provide a copy of the proposed written or oral publication (including manuscripts, abstracts and oral presentations) to the other Party (the “Reviewing Party”) at least thirty (30) days prior to submission for publication in order to allow the Reviewing Party an opportunity to protect its Confidential Information or inventions that may be disclosed by the proposed public disclosure. if the Reviewing Party determines that its Confidential Information or an invention would likely be disclosed by the proposed public disclosure, it shall so advise the Disclosing Party within such thirty (30) day period, whereupon (a) the Disclosing Party shall delete all references to such Confidential Information and (b) the Disclosing Party shall postpone the proposed publication or presentation for up to an additional forty-five (45) days to afford the Reviewing Party the opportunity to prepare and file one or more patent applications with respect thereto; provided however if Company exercises its Right of First Negotiation with respect to a Subject Invention which would be disclosed by the publication or presentation, then COH will postpone the proposed publication or presentation until a patent application has been filed Covering the Subject Invention. In addition, a Party will not publish Confidential Information received from the other Party without such other Party’s prior written consent. The rights of the Reviewing Party with respect to Confidential Information under this Section 6.2 shall not apply to any information that is (a) known publicly or becomes known publicly through no fault of the recipient; (b) learned by the recipient from a third party entitled to disclose it; (c) developed by the recipient independently of information obtained from the disclosing party as evidenced by prior written records of the recipient; (d) already known to the recipient before receipt from the disclosing party, as shown by its prior written records; or (c) is disclosed to the public to the extent required by law, regulation or the order of a judicial or administrative authority, provided that the recipient notifies the disclosing party immediately upon receipt at any such order or becoming aware of any such law or regulation.

7.            NOTICES

All notices under this Agreement shall be sent by registered or certified mail, postage prepaid, or by overnight courier service. Notices pertaining to this Agreement shall be sent to:

If to Company:	Copies to:

Mustang Therapeutics, Inc.	Mustang Therapeutics, Inc.
3 Columbus Circle, 15th Floor	3 Columbus Circle, 15th Floor
New York, NY 10019	New York, NY 10019
Attn: CEO	Attn: Corporate Secretary

If to City of Hope:	Copies to:

Beckman Research Institute of the City of Hope	Office of General Counsel
1500 East Duarte Road	City of Hope
Duarte, CA 91010	1500 East Duarte Road
Phone: 626-471-9359	Duarte, CA 91010
Fax 626-301-8175	Phone: 626-471-9359
Attention: Director, Office of Technology Licensing	Fax 626-301-8863
Attn: General Counsel

8.             REPRESENTATIONS AND WARRANTIES

8.1           Company. Company hereby represents and warrants that: (a) it has full power and authority to enter into this Agreement, and (b) it is bound by this Agreement in accordance with its terms.

8.2           COH. COH hereby represents and warrants that it (a) has full power and authority to enter into this Agreement, and (b) is bound by this Agreement in accordance with its terms.

9.            DISCLAIMERS AND LIMITATION OF LIABILITY

9.1           Warranties Disclaimed. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED LN SECTION 8, EACH PARTY DISCLAIMS ALL WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED HEREIN.

9.2           Indemnification. Company shall indemnify, defend and hold harmless COH and officers, directors, medical and professional staff, employees and their respective successors, heirs and assigns (the “indemnitees”), against any liability, damage, loss or expense incurred by or imposed upon them in connection with any claims, suits, actions, demands or judgments (“Claim”) by a third party arising out of the manufacture, use or sale of any material or product developed by or on behalf of Company as a result of the Research and/or embodying Subject Inventions and/or based on any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any process or service made, used or sold by Company pursuant to any right or license granted under this Agreement. Company’s indemnification of the Indemnitees or any one of them shall not apply to the extent such Claim is caused solely by the gross negligence or intentional misconduct of the Indemnitees.

9.3           Insurance. Company shall maintain insurance policies appropriate for the conduct of its business and reasonably sufficient to cover potential Claims and the defense thereof, and will provide copies of such insurance policies to COH upon written request.

9.4           Limitation of Liability. COH’S LIABILITY TO COMPANY ARISING FROM COWS BREACH OF ANY COVENANT, REPRESENTATION, WARRANTY, OR PERFORMANCE UNDER THIS AGREEMENT, SHALL BE LIMITED TO THE TOTAL AMOUNT FUNDED BY COMPANY CONTRIBUTION TO COH FOR THE PERFORMANCE OF THE RESEARCH UNDER THIS AGREEMENT. Notwithstanding anything herein to the contrary, in no event will COH be liable to Company for any special, incidental, consequential or indirect damages incurred or suffered by Company or by a third party, arising out of any dispute or other claims or proceedings made by or brought against such party with respect to the Research, and/or any other information or materials provided by Company to COH pursuant to this Agreement.

10.           CONFIDENTIALITY

10.1         Mutual Confidentiality. Neither Party shall disclose the other Party’s Confidential Information to any person other than its employees, including the Investigator, who are bound by obligations of confidentiality and who have a need to know such information in order to perform their obligations in connection with the Research. Each Party may only use the other Party’s Confidential Information as permitted to perform its respective obligations under this Agreement.

10.2         Exceptions. The obligations of confidentiality applicable to Confidential Information shall not apply to any information that is (a) known publicly or becomes known publicly through no fault of the recipient: (b) learned by the recipient from a third party entitled to disclose it without obligation of confidentiality; (c) developed by the recipient independently of information obtained from the disclosing party as evidenced by prior written records of the recipient; (d) already known to the recipient without obligation of confidentiality before receipt from the disclosing party, as shown by its prior written records; or (e) is disclosed to the public to the extent required by law, regulation or the order of a judicial or administrative authority, provided that the recipient notifies the disclosing party immediately upon receipt at any such order or becoming aware of any such law or regulation.

10.3         Publicity. Neither Party may issue a press releases or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party. COH may, in its sole discretion and without the approval of Company, publicly disclose the existence of this Agreement and the overall potential value of the Agreement to COH, so long as the detailed and specific terms and conditions of this Agreement are not disclosed. If a third party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of the grant of right of first negotiation granted in Section 5.6 of the Agreement to such third party, but will not disclose the name of the Company, except where COH is required to release information under either the California Public Records Act or other applicable law.

11.          TERM AND TERMINATION

11.1         Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided herein, shall expire on the fifth anniversary of the Effective Date (the “Term”). Upon the mutual written agreement of Company and COH, the Term of the Research Agreement may be extended for an additional five (5) years.

11.2         Right to Terminate. Either Company or COH may terminate this Agreement effective upon notice to the other:

(a)          within 30 days after the receipt of notice identifying the breach, requiring its remedy and stating the intent of the Party giving notice to terminate in the absence of remedy, or

(b)          the other Party (i) becomes unable to pay its debts as they become due, (ii) suspends payment of its debts, (iii) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution, (iv) makes an assignment for the benefit of its creditors or (v) seeks relief under any similar laws for debtor’s relief.

11.3         COH may terminate this Agreement effective upon notice to Company if the performance by either Party to this Agreement of any term, covenant, condition or provision hereof: (i) shall jeopardize (1) the licensure of COH, (2) COH’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (3) the full accreditation of COH by The Joint Commission or any other state or nationally recognized accreditation organization, or (4) COH’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body.

11.4         In the event Investigator ceases to participate in the supervision and performance of the Research during the Term, then upon notice to COH, Company may terminate this Agreement effective at the of the end of the applicable calendar year. In the event of termination by Company pursuant to this Section 11.4, Company will not be entitled to a refund of any payments previously made to COH pursuant to Section 4.2 or Section 5.6.

11.5         Effect of Expiration or Termination. Within 30 days following the expiration or termination of this Agreement, each Party shall promptly deliver to the other party all of its Confidential Information (save one copy for archival purposes).

12.         MISCELLANEOUS

(a)          Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Company without the prior written consent of COH. Notwithstanding the foregoing, Company may assign or transfer its rights and obligations under this Agreement to a person that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 12(a) shall be null and void.

(b)          This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement and the License Agreement.

(c)          Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

(d)          This Agreement shall he construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. Any dispute arising under or with respect to this Agreement may be brought and maintained solely in the state or federal courts located in Los Angeles, California, and the Parties expressly consent to the exclusive jurisdiction of such courts for such purpose.

(e)          The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

(f)          Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

(g)          No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

(h)          This Agreement has been prepared jointly and no rule of strict construction shall he applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)          This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

(j)          Any and all provisions, promises, representations, warranties, and indemnifications contained herein which by their nature or effect are required or intended to be observed, kept, or performed after the Term or termination of this Agreement will survive such Term or termination and remain binding upon and continue to the benefit of the Parties.

(The remainder of this page intentionally left blank.

IN WITNESS WHEREOF, Company and COH have caused this Agreement to be executed and delivered as of the date hereof.

MUSTANG THERAPEUTICS, INC.		CITY OF HOPE NATIONAL MEDICAL CENTER

By:	/s/ Michael Weiss
BECKMAN RESEARCH INSTITUTE OF
Name:	Michael Weiss	THE CITY OF HOPE
Title:	President and CEO
		By:	/s/ Robert Stone
		Name:	Robert Stone
		Title:	President and CEO

EXHIBIT A

Company Contribution

Company shall provide COH research funds of $2 million each year for five (5) years, totaling $10 million in research funds. Such applicable funds shall he payable in equal payments of $500,000 on a quarterly basis, with the first quarterly payment being due and payable thirty (30) days after the Effective Date and thereafter on the next quarterly due date (January 1. April 1, July 1 or October 1).

EXHIBIT B

Research Plan

COH shall have complete discretion on how the research funds are used pursuant to this Agreement.